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                                                                    EXHIBIT 99.1



  ADAMS RESPIRATORY THERAPEUTICS ANNOUNCES THE PRICING OF A SECONDARY OFFERING

CHESTER, N.J. (DECEMBER 9, 2005) - Adams Respiratory Therapeutics, Inc. (NASDAQ:
ARxT), today announced the pricing of a secondary offering of 5,660,890 shares of its common stock at $43.75 per share. The Company expects the sale of these shares by the selling stockholders to the underwriters to be completed on December 14, 2005, subject to customary closing conditions. The Company will not receive any proceeds from the offering.

In addition, the selling stockholders have granted the underwriters an option to purchase up to an additional 849,112 shares to cover over-allotments, if any. The Company will not receive any proceeds from the transaction.

Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering. In addition, Deutsche Bank Securities and RBC Capital Markets are acting as co-managers for the offering.

This press release does not constitute a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from: Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080 (telephone:
212-449-1000) or Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd floor, New York, New York 10014 (telephone: 917-606-8474).

ABOUT ADAMS RESPIRATORY THERAPEUTICS, INC.

Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

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Investor/Media Contact: Janet M. Barth (908) 879-2428